Exhibit 99.1

For Immediate Release

LIPOCINE ANNOUNCES PRESENTATION OF LPCN 1107 CLINICAL DATA AT THE SOCIETY
FOR MATERNAL-FETAL MEDICINE 35th ANNUAL MEETING

SALT LAKE CITY (January 30, 2015) – Lipocine Inc. (NASDAQ Capital Markets: LPCN), a specialty pharmaceutical company, today announced that data from a successful Phase 1 study of LPCN 1107, the company’s oral hydroxyprogesterone caproate (“HPC”) product candidate will be presented at the Society for Maternal-Fetal Medicine 35th Annual Meeting in San Diego, CA. The study was designed to determine the pharmacokinetics and bioavailability of LPCN 1107 relative to an intramuscular (IM) HPC, as well as safety and tolerability, in healthy non-pregnant female volunteers.

Presentation details are as follows:

Session:	Poster Session V
Title:	Pharmacokinetics and tolerability of oral 17-hydroxyprogesterone caproate (HPC) relative to intramuscular (IM) HPC
Date/Time:	Saturday, February 7th, 2015, 10:00 am – noon PT
Presenters:	Nachiappan (Chidu) Chidambaram, Ph.D., Vice President, Product Development, Lipocine

Anthony DelConte, M.D., Chief Medical Director, Lipocine

About LPCN 1107

LPCN 1107 has the potential to become the first oral HPC product for the prevention of preterm birth in women with a prior history of at least one preterm birth. Potential benefits of our oral product candidate relative to current injectable products include the elimination of pain and site reactions associated with weekly injections, elimination of weekly doctor visits or visits from the nurse, and elimination of interference/disruption of personal, family or professional activities associated with weekly visits.

About Lipocine

Lipocine Inc. is a specialty pharmaceutical company developing innovative pharmaceutical products for use in men’s and women’s health using its proprietary drug delivery technologies. Lipocine’s lead product candidate, LPCN 1021, demonstrated positive top-line efficacy results in Phase 3 testing and is targeted for testosterone replacement therapy. Additional pipeline candidates include LPCN 1111, a next generation oral testosterone therapy product with once daily dosing, that is currently in Phase 2 testing, and LPCN 1107, which has the potential to become the first oral hydroxyprogesterone caproate product indicated for the prevention of recurrent preterm birth, and is currently in Phase 1 testing.

Forward-Looking Statements

This release contains “forward looking statements” that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include statements that are not historical facts relating to Lipocine’s Phase 1 study of LPCN 1107, expectations regarding clinical trials, the potential uses and benefits of Lipocine’s product candidates, and product development and commercialization efforts. Investors are cautioned that all such forward-looking statements involve risks and uncertainties, including, without limitation, the risks related to our products, expected product benefits, clinical and regulatory expectations and plans, regulatory developments and requirements, the receipt of regulatory approvals, the results of clinical trials, patient acceptance of Lipocine’s products, the manufacturing and commercialization of Lipocine’s products, and other risks detailed in Lipocine’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including, without limitation, its Form 10-K and other reports on Forms 8-K and 10-Q, all of which can be obtained on the Company’s website at www.lipocine.com or on the SEC website at www.sec.gov. Lipocine assumes no obligation to update or revise publicly any forward-looking statements contained in this release, except as required by law.

CONTACT:

Morgan Brown

Executive Vice President & Chief Financial Officer

Phone: (801) 994-7383

Email: mb@lipocine.com

John Woolford

Phone: (443) 213-0500

john.woolford@westwicke.com